Exhibit 10.6

NOBLE CORPORATION

2012 SHORT TERM INCENTIVE PLAN

Section 1. Purpose

The success of Noble Corporation (“Noble”) and its subsidiaries (collectively, unless the context otherwise requires, the “Company”) is a result of the efforts of all key employees. In order to focus each employee’s efforts on optimizing the Company’s overall results, operationally and financially, the Company maintains this Short Term Incentive Plan (the “Plan”) to reward employees for successful achievement of specific goals.

An effective incentive plan should both align employee interests with those of shareholders and motivate and influence employee behavior. Key positions within the Company have the ability to make a positive contribution to key factors that increase shareholder value. These factors can be quantified and measured through achievement of various financial and operational targets, such as safety, earnings per share and cash operating margins. The objectives of using such targets in the formulation of the specific Company goals are to link an employee’s annual incentive award more closely to the creation of shareholder wealth and to promote a culture of high performance and an environment of team work.

Section 2. Participation and Eligibility

Full-time employees in salary classifications 18N and higher are eligible for consideration of a bonus under the Plan, subject to the approval of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Noble. Each such employee will be considered either a “corporate employee” or a “division employee” for purposes of adjustment of such employee’s target bonus pursuant to Section 6. Full-time, non-exempt employees not in such salary classifications are also eligible for consideration of a bonus under the Plan, subject to the discretion of the Committee. The Plan year shall be the calendar year.

To be eligible to receive a bonus payment with respect to a Plan year, an employee must be actively employed by the Company on the last day of such Plan year and must continue to be employed through the date on which bonus payments for such Plan year are made. An employee shall not be eligible to receive any bonus payment if the employee’s employment with the Company terminates for any reason, either voluntarily or involuntarily, before that date on which bonus payments for a Plan year are made.

Notwithstanding the foregoing, in the event of death, disability or retirement, the employee or estate of the former employee may receive a pro-rated payment from the Plan, at the discretion of the Committee and the Chief Executive Officer (the “CEO”). For purposes of the Plan, “disability” means any termination of employment with the Company or an affiliate of the Company because of a long-term or total disability, as determined by the Committee and CEO, and “retirement” means a termination of employment with the Company on a voluntary basis by a person if, immediately prior to such termination of employment, the sum of the age and the number of years of continuous service of such person with the Company (or affiliate) is equal to or greater than 60.

The total bonus paid for a Plan year shall not be greater than the aggregate bonus accruals for all participating offices and divisions for such Plan year.

Section 3. Administrative Procedures

During the fourth quarter of each year, the Company will commence preparation of budgets and forecasts for the succeeding Plan year. The Board will approve the budget for the Plan year not later than March 31st of such Plan year.

Goals for a Plan year for each of the categories in Section 5 will be compiled by management and submitted to the Committee for approval at the first regularly scheduled Committee meeting of each new Plan year. The specific goals established for the Plan year will be set forth in an Annex II to this Plan for such Plan year, and the Annex II hereto for each Plan year shall be incorporated into and made a part of this Plan for such Plan year.

If, after the establishment of goals for a Plan year, the budget changes substantially due to subsequent events, such as the acquisition or sale of assets, then the CEO shall, at his discretion, recommend to the Committee the adjustment of the respective goals in order that they may not be adversely impacted by such an event. Any such revised goals shall be applicable to the Plan year from and after the time of their approval.

Section 4. Target Bonus

A target bonus is determinable for each full-time employee in salary classification 18N or higher. The target bonus for an employee is an amount equal to the employee’s salary at the end of the Plan year multiplied times the target bonus percentage assigned to such employee’s salary classification. 50 percent of this amount is eligible to be paid based on the achievement of the stated goals under the Plan, as set forth below and on page 4, and 50 percent will be available at the discretion of the Compensation Committee based on merit, individual and team performance and additional selected criteria. Target bonus percentages range from 10 percent to 100 percent based on salary classification, as follows:

Salary Classification	Target Bonus Percentage
18N	10%
19N	15%
20N through 22N	20%
23N through 24N	25%
25N	30%
26C	35%
27C through 28C	40%
29C through 30C	45%
31C through 32C	50%
33C	55%
33D	60%
34C	65%
35C	70%
36C	75%
37C	80%
38C	90%
39C	100%

Section 5. Goal Categories and Weightings

Goals for the following categories will be approved by the Committee for each Plan year. Such goals will then be set forth in the Annex II to this Plan for such Plan year. The relative weighting assigned to each goal will be as set forth below subject to annual review by the Committee.

Corporate Goals

Assigned Weight
1. Safety Results	25%
2. Earnings per Share	35%
3. Cash Operating Margin	40%

Operating Division Goals

Gulf Coast, Mexico, Middle East (including India), West Africa, North Sea, Brazil and Hibernia:

1. Safety Results	35%
2. Cash Operating Margin	65%

Section 6. Adjustment of Target Bonus

The respective employee target bonuses determined pursuant to Section 4 for a Plan year are subject to adjustment as set forth in this Section to reflect the levels of achievement of the specific, predetermined goals for such Plan year. Any bonus multiplier achieved will be applied to the stated corporate and division goals, pursuant to the terms of the Plan. In situations where the goal achievement calculation falls between two adjacent ranges, percentages ending in .5 or higher will round up to the next range, where as percentages below .5 will round down. In addition, a maximum bonus multiplier of 2.0 may be applied to the discretionary portion of the STIP award, subject to the approval of the Committee and CEO, as stated in Section 7 of this document.

Corporate Employees. In order to promote cooperation between the corporate office and the divisions, the target bonus for a corporate employee will be weighted 25 percent for achievement of the corporate goals, 25 percent for the cumulative average achievement of the division goals and 50 percent will be based on merit, individual and team performance and additional selected criteria, as determined by the Compensation Committee.

Operating Division Employees. In order to promote cooperation among the operating divisions and recognition by each division of its contribution to the Company’s overall performance, the target bonus for a division employee will be weighted 25 percent for achievement of the applicable division goals, 25 percent for achievement of the corporate goals and 50 percent will be based on merit, individual and team performance and additional selected criteria, as determined by the Compensation Committee.

Rig-Based Employees. The target bonus for a rig-based employee will be weighted 50 percent for achievement of safety results on an individual rig basis and 50 percent will be based on merit, individual and team performance and additional selected criteria, as determined by the Compensation Committee.

Subject to the determination by the Board of a sufficient bonus pool for a Plan year pursuant to Section 7, the bonus payable to an eligible employee in salary classification 18N or higher will be an amount equal to such employee’s target bonus amount multiplied times the applicable multiplier determined under the following schedule:

Combined Weighted Percentage of Goal Achievement	Applicable Multiplier to Calculate Bonus Payable
Greater than 160%	2.00
141 – 160%	1.75
131 – 140%	1.50
121 – 130%	1.40
106 – 120%	1.20
96 – 105%	1.00
76 – 95%	.75
65 – 75%	.50
Below 65%	.00

Section 7. Allocation of Bonus Payable

After the end of each Plan year, the Board, in its best business judgment, will determine the total bonus pool for such Plan year, giving due consideration to the aggregate target bonus amounts, overall Company performance, and levels of attainment of the specific, predetermined corporate or division goals for such Plan year. In determining overall Company performance, the Board will consider the Company’s performance in relation to both the predetermined corporate and division goals and the prevailing market conditions in the industry during the Plan year.

The total bonus pool authorized by the Board for a Plan year may be an amount equal to, less than, or greater than the aggregate amount of the bonuses payable to all eligible employees in salary classifications 18N through 39C (the “Aggregate Calculated Pool”).

All eligible employees in salary classifications 18N through 39C will receive a bonus as calculated in accordance with Section 6, provided the Board has determined and authorized a total bonus pool in an amount equal to or greater than the Aggregate Calculated Pool. If the Board authorizes a total bonus pool in an amount less than the Aggregate Calculated Pool, then the Board shall also determine the percentage of such bonus pool (which may be any percentage up to 100 percent) that shall be allocated to the eligible employees in salary classifications 18N through 39C, and the bonuses otherwise payable to such employees, subject to the last sentence of the next succeeding paragraph, will be prorated accordingly based on the amount so allocated. In such event, the percentage of the total bonus pool not so allocated, if any, shall be available for payment to the eligible full-time, non-exempt employees not in salary classifications 18N through 39C based upon merit. If the Board authorizes a total bonus pool in an amount greater than the Aggregate Calculated Pool, then the excess amount will be allocated to eligible full-time, non-exempt employees not in salary classifications 18N through 39C, subject to the discretion of the Committee. Managers having responsibility for recommending the allocation of bonuses to eligible full-time, non-exempt employees not in salary classifications 18N through 39C shall submit their recommended bonus based on their performance and contributions to the Executive Vice President and the CEO for review and approval.

All bonus calculations, allocations and recommendations are subject to review and approval by the Committee. Notwithstanding anything otherwise contained in this Plan, the Committee and the CEO (and any delegated designee of the CEO) shall have the authority to adjust individual bonus amounts as deemed to be appropriate for any reason, including, but not limited to, company or division performance, individual employee performance, employee conduct, etc.

Section 8. At-Will Employment

Nothing in the Plan guarantees or constitutes a contract for any specific term of employment or otherwise limits the Company’s or an employee’s right to terminate the employment relationship for any reason at any time.

ANNEX II

2012 CORPORATE GOALS

1.	Safety Results

The Company’s safety objective each year is to provide a strong focus on an injury free workplace. The Company’s goal, for purposes of this Plan, is to achieve an improvement in the Total Recordable Incident Rate (“TRIR”) of ten percent or more as compared to the industry average, as evidenced by the International Association of Drilling Contractors (“IADC”). For Corporate, this goal will be measured on the cumulative safety results of all divisions. An additional ..25 adjustment factor will be added to the adjustment factor if the Company’s TRIR is the lowest in the combined relative IADC categories (i.e., U.S. Water, Canada Water, Central and South American Water, European Water, Africa Water and Middle East Water).

The IADC normally publishes industry safety statistics in late February for the previous calendar year operating period, therefore, for the purpose of this Plan, the IADC industry average will be measured over the preceding twelve month period, ending September 30, 2012.

Measurement of Rate of Recordable Incidents	Adjustment Factor
75 percent or greater improvement above the industry average	1.75
50 – 74 percent improvement above the industry average	1.50
25 – 49 percent improvement above the industry average	1.25
10 – 24 percent improvement above the industry average	1.00
1 – 9 percent improvement above the industry average	.75
Less than one percent improvement above the industry average	.00

2.	Earnings per Share

Earnings per share (EPS) is defined as net income from continuing operations after taxes before extraordinary items, divided by the fully diluted weighted average shares outstanding. Due to the timing of the release of earnings for fourth quarter of the Plan year, the peer groups earnings per share will be measured based on the first three quarters of published financial reports, while the fourth quarter will be calculated based on FirstCall. Earnings per share within a range of +/- five percent of the approved budget is assigned a 1.00 adjustment factor. The Earnings per share goal is then subject to adjustment within a range of zero, for achievement of less than 75 percent of the goal, to a factor of 1.50, for achievement of greater than 115 percent of the goal, based on the following scale:

Goal Achievement Range	Adjustment Factor
Greater than 115%	1.50
106 – 115%	1.25
96 – 105%	1.00
86 – 95%	.75
76 – 85%	.50
Less than 75%	.00

An amount of .25 will be added to the adjustment factor if the Company’s performance is in the top one-third of the drilling peer group1 of companies and an additional .25 (for a maximum achievement of 2.0) will be added to the adjustment factor if the Company’s performance is the best of the drilling peer group . Earnings per share performance will be calculated on a year to year percentage change basis for both Corporate and the peer group. This calculation will compare the current Plan year to the previous year.

3.	Cash Operating Margin

Cash operating margin is defined as contract drilling revenues less contract drilling cost including reimbursables. Due to the timing of the release of earnings for fourth quarter of the Plan year, cash operating margin will be measured over the preceding twelve month period, ending September 30, 2012. Cash operating margin within a range of +/- five percent of the approved budget is assigned a 1.00 adjustment factor. The cash operating margin goal is then subject to adjustment within a range of zero, for achievement of less than 75 percent of the goal, to a factor of 1.50, for achievement of greater than 115 percent of the goal, based on the following scale:

Goal Achievement Range	Adjustment Factor
Greater than 115%	1.50
106 – 115%	1.25
96 – 105%	1.00
86 – 95%	.75
76 – 85%	.50
Less than 75%	.00

[1]	Drilling peer group includes Atwood Oceanics, Diamond Offshore Drilling, Inc., ENSCO International, Inc., Nabors Industries Ltd., , Rowan Companies, Inc., and Transocean

An amount of .25 will be added to the adjustment factor if the Company’s performance is in the top one-third of the drilling peer group of companies and an additional .25 (for a maximum achievement of 2.0) will be added to the adjustment factor if the Company’s performance is the best of the drilling peer group. Cash operating margin performance will be determined based on a rank order in terms of greatest margin percent.

2012 OPERATING DIVISION GOALS

1.	Safety Results

The Company’s safety objective is to provide a strong focus on an injury free workplace. The Company’s goal, for purposes of this Plan, is to achieve an improvement in the Total Recordable Incident Rate (“TRIR”) of ten percent or more as compared to the industry average, as evidenced by the International Association of Drilling Contractors (“IADC”). For each division, this goal will be measured on an individual rig basis for all Rig Managers, Captains and Assistant Rig Managers; Drilling Superintendents will be measured on the cumulative safety results of the rigs under their supervision and all other employees in a division will be measured on the cumulative safety results of all rigs within the division. An additional .25 adjustment factor will be added to the each Division’s adjustment factor if the Division’s TRIR is the lowest in the respective IADC category (i.e., U.S. Water, Canada Water, Central and South American Water, European Water, Africa Water and Middle East Water).

The IADC normally publishes industry safety statistics in late February for the previous calendar year operating period, therefore, for the purpose of this Plan, the IADC industry average will be measured over the preceding twelve month period, ending September 2012 (third quarter statistics).

Measurement of Rate of Recordable Incidents	Adjustment Factor
75 percent or greater improvement above the industry average	1.75
50 – 74 percent improvement above the industry average	1.50
25 – 49 percent improvement above the industry average	1.25
10 – 24 percent improvement above the industry average	1.00
1 – 9 percent improvement above the industry average	.75
Less than one percent improvement above the industry average	.00

2.	Cash Operating Margins

Cash operating margin is defined as contract drilling revenues less contract drilling cost, plus reimbursables adjusted for taxes. For the Canada division, labor contract drilling applies instead of contract drilling. Due to the timing of the release of earnings for fourth quarter of the Plan year, cash operating margin will be measured over the preceding twelve month period, ending September 30, 2012. Cash operating margin within a range of +/- five percent of the approved budget is assigned a 1.00 adjustment factor. The cash operating margin goal is then subject to adjustment within a range of zero, for achievement of less than 75 percent of the goal, to a factor of 1.50, for achievement of greater than 115 percent of the goal, based on the following scale:

Goal Achievement Range	Adjustment Factor
Greater than 115%	1.50
106 – 115%	1.25
96 – 105%	1.00
86 – 95%	.75
76 – 85%	.50
Less than 75%	.00

An amount of .25 will be added to the adjustment factor if the Company’s performance is in the top one-third of the drilling peer group of companies and an additional .25 (for a maximum achievement of 2.0) will be added to the adjustment factor if the Company’s performance is the best of the drilling peer group.

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